Exhibit 99.1

Real Goods Solar Reports Record First Quarter Results

•	First Quarter Organic Revenue Growth of 57%

•	Third Consecutive Quarter of Profitability

Boulder, CO, May 5, 2010 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, today announced results for its first quarter ended March 31, 2010.

Net revenue for the first quarter of 2010 increased 57.4% to $15.0 million from $9.5 million recorded in the same period last year. All of the year-over-year revenue growth was organic.

Gross profit increased to $4.0 million, or 26.9% of net revenue, for the first quarter of 2010 from $2.3 million, or 24.2% of net revenue, in the comparable period last year. The increase in gross profit percentage primarily reflects improved installation practices as well as declines in module prices over the last year.

Operating expenses as a percent of net revenue decreased to 26.7% for the first quarter of 2010 from 47.8% in the comparable period last year. This decrease primarily reflects the leveraging of fixed costs and the significant cost savings achieved by integrating all acquired businesses onto a single set of systems and a unified brand.

Net income for the first quarter of 2010 was $17,000, or $0.00 per share, as compared to a net loss of $1.4 million, or $0.08 per share, for the comparable period last year.

“We are extremely pleased with our first quarter results,” commented John Schaeffer, President. “Internal revenue growth was over 50% from the first quarter of 2009 and we are optimistic about both residential and commercial demand for the remainder of the year. We were very pleased to recognize a profit during the first quarter of the year, which is typically our seasonally slowest quarter.”

“Maintaining profitability during the historically slowest quarter of the year for our Company is a strong indicator of the health of our business,” said Erik Zech, Chief Financial Officer. “Our ability to show gross margin expansion and a decline in operating expenses as a percentage of net revenue to 26.7% in the first quarter of 2010, as compared to 47.8% in the same period of the previous year, are both indicative of the progress we have made in optimizing our business. Our balance sheet remained strong at the end of the year with a cash balance of $11.8 million and no debt.”

Real Goods Solar will host a conference call tomorrow, May 6, 2010, at 8:30 a.m. PDT (11:30 a.m. EDT) to review the first quarter results.

Dial-in No.:	877-941-1428 (domestic) or 480-629-9665 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EDT on May 13, 2010.

Replay number:	800-406-7325 (domestic) or 303-590-3030 (international)
Pin:	4293226

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator, having installed over 5,000 solar systems. Real Goods Solar offers turnkey solar energy services, and has 32 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-456-2800 x107
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
Net revenue	$15,005	100.0%	$9,531	100.0%

Cost of goods sold	10,974	73.1%	7,229	75.8%

Gross profit	4,031	26.9%	2,302	24.2%

Operating expenses	4,003	26.7%	4,554	47.8%

Income (loss) before income taxes	28	0.2%	(2,252)	-23.6%

Income tax expense (benefit)	11	0.1%	(881)	-9.2%

Net income (loss) attributable to Real Goods Solar, Inc.	$17	0.1%	$(1,371)	-14.4%

Weighted-average shares outstanding:
Basic	18,290		17,890
Diluted	18,364		17,890

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$0.00		$(0.08)
Diluted	$0.00		$(0.08)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$11,778	$12,206
Accounts receivable, net	15,128	13,996
Inventory, net	4,377	4,769
Deferred costs on uncompleted contracts	132	1,024
Deferred advertising costs	71	114
Receivable and deferred tax assets	796	833
Other current assets	427	598

Total current assets	32,709	33,540

Property and equipment, net	5,152	5,145
Goodwill	732	732
Deferred tax assets	3,080	3,064
Other assets	732	813

Total assets	$42,405	$43,294

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,980	$8,821
Accrued liabilities	2,502	2,500
Payable to Gaiam	2,502	1,636

Total current liabilities	11,984	12,957
Total shareholders’ equity	30,421	30,337

Total liabilities and shareholders’ equity	$42,405	$43,294